AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER , 2000

                                REGISTRATION NO.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

                           GULFPORT ENERGY CORPORATION
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    DELAWARE                          1311                        73-1521290
----------------          ----------------------------       -------------------
(STATE OR OTHER           (PRIMARY STANDARD INSUSTRIAL        (I.R.S. EMPLOYER
JURISDICTION OF            CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)
INCORPORATION OR
  ORGANIZATION)

                         6307 WATERFORD BLVD., SUITE 100
                          OKLAHOMA CITY, OKLAHOMA 73118
                                 (405) 848-8807
   ---------------------------------------------------------------------------
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           GULFPORT ENERGY CORPORATION
                             1999 STOCK OPTION PLAN
                           ---------------------------
                            (FULL TITLES OF THE PLAN)

                                  LISA HOLBROOK
                       VICE PRESIDENT AND GENERAL COUNSEL
                           GULFPORT ENERGY CORPORATION
                         6307 WATERFORD BLVD., SUITE 100
                          OKLAHOMA CITY, OKLAHOMA 73118
                                 (405) 848-8807
 ------------------------------------------------------------------------------
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE

Title of                        Proposed        Proposed
securities      Amount          maximum         maximum             Amount of
to be           to be           offering price  aggregate           registration
registered      registered (1)  per share (2)   offering price (2)  fee
--------------------------------------------------------------------------------
Common Stock     883,386          $2.00          $1,766,772
par value $.01   shares

(1) The number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.
(3)     Fee paid with initial filing of the Registration Statement.

                             Introductory Statement

        This registration statement on Form S-8 relates to up to 883,386 shares of common stock, par value $.01 per share (the "Common Stock"), of Gulfport Energy Corporation, a Delaware corporation that may be issued pursuant to the Gulfport Energy 1999 Stock Option Plan, a copy of which is included as an exhibit to this registration statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        In accordance with the rules and regulations of the Securities and Exchange Commission, the documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who are eligible to participate in our 1999 Stock Option Plan. Such information is not being filed with or included in this Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed by Gulfport Energy Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended are incorporated by reference into this Registration Statement:

        (1)    Annual Report on Form 10-K for the year ended December 31, 1999.

        (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

        (3) All documents subsequently filed by Gulfport Energy Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

The descriptions set forth below of the common stock of Gulfport Energy Corporation, par value $.01 constitute brief summaries of certain provisions of Gulfport Energy Corporation's Restated Certificate of Incorporation and Bylaws and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are listed under Item 8 as exhibits to this Registration Statement and are incorporated herein by reference.

GULFPORT COMMON STOCK

Gulfport Energy Corporation has been authorized to issue a total of fifteen million (15,0000,000) shares of Common Stock. The holders of Common Stock share ratably, with all other classes of common equity, in dividends that may, from time to time, be declared by the Board of Directors. No dividends may be paid with respect to the Corporation's Common Stock, however, until dividend distributions to the holders of Preferred Stock, if any, have been paid in accordance with the certificate or certificates of designation relating to such Preferred Stock.

The holders of Common Stock shall share ratably, with all other classes of common equity, if any, in any assets of the Corporation that are available for distribution to the Corporation. The holders of Common Stock shall be entitled to cast one vote per one share on all matters that are submitted for a vote of the stockholders. There are no redemption or sinking fund provisions that are applicable to the Common Stock of the Corporation.

Item 4.    Description of Securities

Not applicable

Item 5.    Interests of Named Experts and Counsel.

Not applicable

Item 6.    Indemnification of Directors and Officers.

As permitted by the Delaware General Corporate Law (the "DGCL"), the Company's Certificate of Incorporation eliminates in certain circumstances the monetary liability of the directors for a breach of their fiduciary duty. These provisions do not eliminate liability of the directors for (i) a breach of the director's duty of loyalty to the Company or its Stockholders, (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability arising under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate the liability of a director for violations of the Federal securities laws, nor do they limit the rights of the Company or its Stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

        The Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. The Bylaws and the DGCL, further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate of Incorporation, the Bylaws, any agreement, vote of Stockholders or disinterested directors or otherwise.

Item 7.    Exemption from Registration Claimed.

Not applicable

Item 8.    Exhibits

        4.1    Certificate of Incorporation of the Registrant as amended

        4.2    Bylaws of the Registrant

        5      Opinion of Counsel

        23.1   Consent of Counsel

        23.2   Consent of Registrant's Auditor

        24 Power of Attorney included as part of the signature pages of this Registration Statement

Item 9.    Undertakings

(a)     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered herein shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

        (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

        (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma.

                           GULFPORT ENERGY CORPORATION


Date:  February 9, 2001                     By:/s/ Mike Liddell
                                               ---------------------------------
                                               Mike Liddell
                                               Chairman and President

                                INDEX TO EXHIBITS

        Exhibit              Description of Exhibit
        No.

        4.1    Certificate of Incorporation of the Registrant as amended

        4.2    Bylaws of the Registrant

        4.3*   Stock Option Plan

        5*     Opinion of Counsel

        23.1*  Consent of Counsel

        23.2*  Consent of Registrant's Auditor

        24* Power of Attorney included as part of the signature pages of this Registration Statement

        ----
        *Filed Herewith